US POSTAL SERVICE REVERSES ITS DECISION  - AWARDS ALPINE NEW CONTRACT

Provo, Utah - July 18, 2003- Alpine Air Express, Inc., (OTCBB: ALPE) with its operating subsidiary, Alpine Air, a leading provider of regional air cargo transport and logistics services, announced that it has received notice from the US Postal Service that its previous decision to not award Alpine Air new contracts under its AMOT transportation plan has been reversed. The US Postal service has subsequently decided to award the contract to Alpine.

Alpine Air received notice on July 16, from the US Postal service, which stated: "After an extensive review of materials provided by the Department of Transportation and by Alpine Aviation, Inc. (Alpine), involving Alpine's acts and omissions in connection with its EAS contracts, all mitigating and extenuating factors, including the passage of time and Alpine's subsequent record of performance, the US Postal Service determined that Alpine is presently a capable supplier and should be awarded the above referenced (Solicitation No. HQ2003-05) contract. The contract award documents, with the effective date of contract award, will be forthcoming."

Mr. Gene Mallette, Chairman and CEO of Alpine Air commented, "We look forward to the US postal service documentation, whereby we are prepared to start flying on the contract routes as soon as we are requested. As a long time contractor for the US postal service and we look forward to providing continued excellence in both our service standard and on-time performance. We plan to release new information on the contract and routes as soon as they become available. Additionally, our corporate diversification program, including our Owner Operator programs continues to be equally important to our company."

Founded in 1975, Alpine Air, a wholly owned subsidiary, Alpine Air Express, Inc. provides competitively priced scheduled air cargo flights throughout the Western and Southwestern United States. The Company has an established client base that includes various contract operations, freight forwarders, and other cargo and logistics firms. Alpine Air provides superior "on time" performance and reliability, together with the flexibility to adapt quickly to the growing frequency and capacity requirements of its clients.

This press release may contain forward-looking statements including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful completion of the proposed leasing transaction, changes in anticipated earnings of the Company and other factors detailed in the Company's filings with the SEC, including its most recent Form 10-Q and Form 10K. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date the are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.